EXHIBIT 99.1

Press Contact: Allison Henk Marketing Communications Manager (765) 771-5674	Investor Relations: (765) 771-5310

Wabash National Corporation Announces Closing of Public Offering of Common Stock

LAFAYETTE, Ind. — May 28, 2010 — Wabash National Corporation (NYSE: WNC) (the “Company”) today announced the closing of its previously announced public offering of its common stock. The Company sold 11,750,000 shares and Trailer Investments, LLC (a wholly-owned entity of Lincolnshire Equity Fund III, L.P., a private equity investment fund managed by Lincolnshire Management, Inc.) sold 16,137,500 shares, each at a purchase price per share of $6.50. The shares sold by the selling stockholder include 3,637,500 shares sold pursuant to the underwriters’ exercise in full of their option to purchase additional shares to cover over-allotments. All shares sold by the selling stockholder were issued upon the partial exercise of a warrant held by the selling stockholder. The Company will not receive any proceeds from the sale of the shares by the selling stockholder.

The Company intends to use the net proceeds from its offering of shares to redeem all of its outstanding preferred stock, to repay a portion of its outstanding indebtedness under its revolving credit facility (without reducing its commitments), and to use any remaining net proceeds for general corporate purposes.

Morgan Stanley & Co. Incorporated acted as the sole book-running manager for the offering. In addition, UBS Securities LLC, BB&T Capital Markets, a division of Scott & Stringfellow, LLC, Sterne, Agee & Leach, Inc. and Avondale Partners, LLC acted as co-managers for the offering.

The common stock was offered pursuant to a shelf registration statement that was previously filed with and declared effective by the Securities and Exchange Commission. A prospectus supplement and accompanying base prospectus related to the offering was filed with the SEC and is available on the SEC’s web site, www.sec.gov. Copies of the prospectus supplement and accompanying base prospectus related to the offering may be obtained from the offices of Morgan Stanley at 180 Varick Street, Second Floor, New York, New York, 10014, Attention: Prospectus Department or by email at prospectus@morganstanley.com.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities, in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Wabash National Corporation

Headquartered in Lafayette, Ind., Wabash National® Corporation (NYSE: WNC) is one of the leading manufacturers of semi-trailers in North America. Established in 1985, the company specializes in the design and production of dry freight vans, refrigerated vans, flatbed trailers, drop deck trailers, dump trailers, truck bodies and intermodal equipment. Its innovative core products are sold under the DuraPlate®, ArcticLite®, FreightPro™ Eagle® and Benson™ brand names. The company operates two wholly-owned subsidiaries: Transcraft® Corporation, a manufacturer of flatbed, drop deck, dump trailers and truck bodies, and Wabash National Trailer Centers, trailer service centers and retail distributors of new and used trailers and aftermarket parts throughout the U.S.

Safe Harbor Statement

This press release contains certain forward-looking statements, as defined by the Private Securities Litigation Reform Act of 1995. Forward-looking statements convey the Company’s current expectations or forecasts of future events. All statements contained in this press release other than statements of historical fact are forward-looking statements. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those implied by the forward-looking statements. Readers should review and consider the various disclosures made by the Company in its filings with the Securities and Exchange Commission, including the risks and uncertainties described therein.